                                               ---------------------------
                                                      OMB APPROVAL
                                               ---------------------------
------                                            OMB Number: 3235-0362
FORM 5                                         Expires:  December 31, 2001
------                                          Estimated average burden
                                               hours per response ....1.0
                                               ---------------------------

/ / Check box if no          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/X/ Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
    Lilley III    William                       Financial Performance Corporation (FPCX)        to Issuer (Check all applicable)
-------------------------------------------------------------------------------------------      X  Director         10% Owner
  (Last)          (First)          (Middle)  3. IRS Identification      4. Statement for        ----              ---
  c/o Financial Performance Corporation         Number of Reporting        Month/Year               Officer (give    Other (specify
  777 Third Avenue                              Person, if an entity         12/00              ----        title ---       below)
-------------------------------------------     (Voluntary)                                                 below)
                 (Street)                                                                       Chairman, iMapData.com, Inc., a
                                                                                                subsidiary of Issuer
                                                                        ------------------------------------------------------------
                                                                        5. If Amendment,      7. Individual or Joint/Group Reporting
                                                                           Date of Original      (check applicable line)
                                                                           (Month/Year)           X  Form Filed by One Reporting
                                                                                                 ----  Person
                                                                               12/00                 Form Filed by More than One
  New York,          NY             10017                                                        ----  Reporting Person
-------------------------------------------    -------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security          2. Trans-   3. Trans-    4. Securities Acquired (A)   5. Amount of        6. Owner-     7. Nature of
    (Instr. 3)                    action      action       or Disposed of (D)           Securities          ship          Indirect
                                  Date        Code         (Instr. 3, 4 and 5)          Beneficially        Form:         Beneficial
                                              (Instr. 8)                                Owned at            Direct        Ownership
                                 (Month/                                                the end of          (D) or
                                  Day/                 ----------------------------     Issuer's Fiscal     Indirect
                                  Year)                Amount    (A) or (D)  Price      Year                (I)
                                                                                        (Instr. 3 and 4)    (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                  02/16/01       J4*     50,000        D          *          450,000            D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

* This Amendment corrects and restates in its entirety the Original Form 5, filed on March 28, 2001, which inadvertently reported
Form 3 and Form 4 transactions that had been previously reported. This report covers one late transaction pursuant to which the reporting person exchanged 50,000 shares of the Issuer's common stock for a 2.5% interest in iMapData.com, Inc., a subsidiary of the
Issuer, at the time an investor group made an equity investment in such subsidiary.


*If the form is filed by more than one reporting person,        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMA-
 see instruction 4(b)(v).                                       TION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
                                                                FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                                                                              (Over)
                                                                                                                     SEC 2270 (3-99)


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4     Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

                                                                                                         by
                                                                                                         Charles M. Modlin,
                                                                             /s/ WILLIAM LILLEY III      attorney-in-fact     4/4/01
                                                                             ----------------------------------------------  -------
                                                                             **Signature of Reporting Person                   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).




Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form  are not required to respond unless the form displays a currently valid OMB number.
                                                                                                                                Page